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                                                                    Exhibit 10.1

                       AMERICAN INTERNATIONAL GROUP, INC.

                            EXECUTIVE INCENTIVE PLAN


1.    PURPOSE

      The Compensation Committee of the Board of Directors (the "Committee") of American International Group, Inc. ("AIG") has determined that certain key employees of AIG and its subsidiaries (together, the "Employer") contribute substantially to the long-term growth and profitability of AIG. AIG has created this AIG Executive Incentive Plan (this "Plan") to reward these individuals and to provide incentives for their continued contribution to the long-term performance of AIG. It is also intended that all Incentive Award Amounts (as defined in Section 4) payable or provided for under this Plan be considered "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code (the "Code"), and the regulations thereunder, and this Plan will be interpreted accordingly.

2.    PERFORMANCE PERIODS

      This Plan will operate for successive one year periods (each a "Performance Period"). The first Performance Period will run from January 1, 2006 through December 31, 2006. Thereafter, each Performance Period will be for successive calendar year periods.

3.    PARTICIPATION

      A. PARTICIPANTS. Before the 90th day after the beginning of the Performance Period, or otherwise in a manner consistent with Treasury Regulation 1.162-27(e)(2) (the "Establishment Date"), the Committee will designate those individuals who will participate in this Plan for each Performance Period (the "Participants"). The names of the Participants will be set forth on a schedule (the "Performance Period Schedule").

      B. CHANGES DURING A PERFORMANCE PERIOD. Except as provided below, the Committee will have the authority at any time (1) during the Performance Period to remove Participants from this Plan for that Performance Period and (2) before the Establishment Date to add Participants to this Plan for a particular Performance Period. The Committee will amend the Performance Period Schedule to reflect an individual's addition to, or removal from, this Plan.

4.    INCENTIVE AWARD AMOUNTS

      A. CALCULATION. Each Participant may be paid or provided with an incentive award amount under this Plan equal to 0.3% of AIG's Adjusted Net Income with respect to each Performance Period. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce the incentive award amount for any Participant for a particular Performance Period at any time prior to the payment of incentive awards to Participants pursuant to
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Section 5 (a Participant's incentive award for each Performance Period, as so reduced, the "Incentive Award Amount").

      For purposes of this Plan, "Adjusted Net Income" will be the net income of AIG and subsidiaries, determined on a consolidated basis in accordance with U.S. Generally Accepted Accounting Principles (1) without giving effect to (a) realized capital gains or losses, net of tax; (b) the cumulative effect of changes in accounting treatment during the relevant periods, net of tax; (c) the cumulative effect of changes in tax laws during the relevant period; (d) FAS 133 gains and losses, excluding realized capital gains or losses, net of tax; or (e) extraordinary items related to acquisition, restructuring and related charges, net of tax; or (f) other extraordinary items and any other unusual or non-recurring items of loss or expense, net of tax and (2) with adjustments in the case of cash acquisitions in excess of $5 billion to equalize the effect of acquisitions for cash and acquisitions for AIG common stock.

      B. CERTIFICATION. Following the completion of each Performance Period, the Committee will certify in writing AIG's Adjusted Net Income for such Performance Period.

      C. TERMINATION DURING A PERFORMANCE PERIOD. If a Participant's employment with the Employer terminates for any reason before the end of a Performance Period, unless otherwise provided in the Performance Period Schedule, the Committee will have the discretion to determine whether (1) such Participant will be entitled to any Incentive Award Amount, (2) such Participant's Incentive Award Amount will be reduced on a pro-rata basis to reflect the portion of such Performance Period the Participant was employed by the Employer or (3) to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant's employment.

5.    FORM OF PAYMENT OF INCENTIVE AWARD AMOUNT

      A. RANGE OF AWARDS. Each Participant's Incentive Award Amount will be payable or provided for, in the sole discretion of the Committee, in cash, deferred cash-based awards and/or equity-based awards. By way of example, and without limitation, a Participant's Incentive Award Amount may be paid or provided for in the form of annual cash bonuses, the grant of vested or unvested equity-based awards, the payment or accrual of long-term cash bonus amounts under the AIG Senior Partners Plan or the grant or accrual of long-term equity-based amounts under the AIG Partners Plan, in each case for the current period or for future periods.

      B. INTERACTION WITH SUB-PLANS. From time to time, the Committee may designate other Employer compensation plans that will operate as sub-plans under this Plan (each such Plan, a "Sub-Plan"). For any Participant who also participates in a Sub-Plan, awards under the Sub-Plan will be earned during a Performance Period only to the extent that the Committee determines to pay or provide for the Participant's Incentive Award Amount through awards earned under the Sub-Plan. To the extent the Committee does not determine to so pay or provide for a Participant's Incentive Award Amount or a Participant's Incentive Award Amount is insufficient for this purpose, the Participant will not earn an award under the Sub-


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Plan (without regard to whether non-Participants earn awards under the Sub-Plan during the relevant Period).

      C. VALUATION OF EQUITY AWARDS. For the purpose of paying or providing for a Participant's Incentive Award Amount, (1) the accrued or awarded cash value at the end of the Performance Period will be used to value any long-term cash based awards, (2) the closing price of the AIG common stock on the last trading day of the Performance Period will be used as the value of each AIG equity-based award which is based upon the full value of a share of common stock and (3) the fair value (based on the methodology used by AIG with respect to the Performance Period in its financial statements and on closing price of AIG common stock on the date of grant) will be used as the value of each AIG stock option or stock appreciation right (to the extent any such award would be awarded pursuant to Section 5A).

      D. TERMS OF AWARDS. Any award which is paid or provided for in respect of a Participant's Incentive Award Amount will be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of any plan (including any Sub-Plan) under which such award is granted may determine.

6.    ADMINISTRATION OF THIS PLAN

      A. GENERAL. This Plan will be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder (and no such attempted delegation will be effective) if such delegation would cause any Incentive Award Amount payable or provided for under this Plan not to be considered performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, and any such attempted delegation will be void ab initio. The Committee will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive.

      B. NON-UNIFORM DETERMINATIONS. To the extent permitted by Section 162(m)(4)(C) of the Code and the regulations thereunder, the Committee's determinations under this Plan need not be uniform and may be made by it selectively among Participants (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to (1) the persons to become Participants, (2) the reduction in a Participant's Incentive Award Amount for each Performance Period and (3) whether employment with the Employer has been terminated for purposes of this Plan.

      C. AMENDMENTS. The Board will have the power to amend this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants. Unless the Committee determines that the Incentive Award Amounts under this Plan should not constitute performance-based compensation within the


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meaning of Section 162(m)(4)(C) of the Code, no amendment that would require shareholder approval in order for Incentive Award Amounts paid pursuant to this Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code will be effective without the approval of the shareholders of AIG as required by Section 162(m) of the Code and the regulations thereunder.

      D. NO LIABILITY. No member of the Board of Directors of AIG or the Committee or any employee of the Employer (each a "Covered Person") will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant's participation in it. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with AIG's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG's choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG's Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

7.    GENERAL RULES

      A. NO FUNDING. AIG will be under no obligation to fund or set aside amounts to pay obligations under this Plan. Participants will have no rights to any amounts under this Plan other than as a general unsecured creditor of AIG.

      B. TAX WITHHOLDING. As a condition to the payment of any amount under this Plan or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (1) AIG may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan or (2) the Committee will be entitled to require that the Participant remit cash to AIG (through payroll deduction or otherwise), in each case, in an amount sufficient in the opinion of AIG to satisfy such withholding obligation.

      C. NO RIGHTS TO OTHER PAYMENTS. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from AIG or its subsidiaries under any other alternative plans, schemes, arrangements or contracts AIG may have with any employees or group of employees of AIG or its subsidiaries.


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      D. NO EFFECT ON BENEFITS. Grants and payments under this Plan will constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Employer or under any agreement with a Participant, unless the Employer specifically provides otherwise.

      E. SECTION 409A PAYMENT DELAY. Notwithstanding any provision to the contrary in this Plan, to the extent any payment to be made to a Participant in connection with the Participant's termination of service with the Employer would be subject to the additional tax of Section 409A of the Internal Revenue Code (the "Code"), the payment will be delayed until six months after a Participant's termination of service with the Employer (or earlier death or disability (within the meaning of Section 409A of the Code)).

      F. SEVERABILITY. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

      G. ENTIRE AGREEMENT. This Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

      H. WAIVER OF CLAIMS. Each Participant recognizes and agrees that prior to being selected by the Committee to be a Participant he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant's participation hereunder, he or she expressly waives any right to contest the amount of any Incentive Award Amounts, the terms of this Plan, any determination, action or omission hereunder by the Committee or AIG or any amendment to this Plan.

      I. NO THIRD PARTY BENEFICIARIES. Except as expressly provided therein, this Plan will not confer on any person other than AIG and the Participant any rights or remedies thereunder. The exculpation and indemnification provisions of
Section 6D will inure to the benefit of a Covered Person's estate and beneficiaries and legatees.

      J. AIG'S SUCCESSORS AND ASSIGNS. The terms of this Plan will be binding upon and inure to the benefit of AIG and its successors and assigns.

      K. RIGHT OF OFFSET. AIG will have the right to offset against the obligation to pay an amount to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account


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balances, loans or amounts repayable to it pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Employer.

      L. NONASSIGNABILITY. A Participant's rights under this Plan will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 7L will be null and void and any rights which are hedged in any manner will immediately be forfeited.

      M. RIGHT TO DISCHARGE. Nothing contained in this Plan will confer on any Participant any right to be continued in the employ of the Employer or to be included in any future plans of a similar nature.

      N. CONSENT. If the Committee will at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any right, the making of any determination or the payment of any amount under this Plan, or the taking of any other action thereunder (each such action, a "plan action"), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee.

            The term "consent" as used in this paragraph includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.

8.    DISPUTES

      A. GOVERNING LAW. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

      B. DISPUTE RESOLUTION AND RELATED PROVISIONS. AIG agrees to the following provisions. By the acceptance of any Incentive Award Amount, each Participant agrees to accept the provisions of this Plan, including, without limitations, the following:

            (1) ARBITRATION. Subject to the provisions of this Section 8, any dispute, controversy or claim between AIG and a Participant, arising out of or relating to or concerning this Plan or any Incentive Award Amount will be


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      finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the "NYSE") or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the "AAA") in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

            (2) JURISDICTION. AIG and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any Incentive Award Amount that are not otherwise arbitrated or resolved according to Section 8B(1). AIG and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant's relationship with AIG.

            (3) WAIVER. AIG and each Participant waive, to the fullest extent permitted by applicable law, any objection which AIG and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in
      Section 8B(2). AIG and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any Incentive Award Amount in any forum other than a forum described in Section 8B(2).

            (4) SERVICE OF PROCESS. Each Participant irrevocably appoints the Secretary of AIG at 70 Pine Street, New York, New York 10270, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any Incentive Award Amount that are not otherwise arbitrated or resolved according to Section 8B(1). The Secretary will promptly advise the Participant of any such service of process.

      C. CONFIDENTIALITY. By the acceptance of any Incentive Award Amount, each Participant agrees to keep confidential any information concerning any grant made under this Plan and any dispute, controversy or claim relating to this Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).


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9.    TERM OF PLAN

      This Plan will continue until suspended or terminated by the Board in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A of the Code.

10.   DATE OF ADOPTION AND SUBJECT TO SHAREHOLDER APPROVAL

      A. ADOPTION. This Plan was adopted on March 15, 2006 by the Board of Directors of AIG.

      B. CONTINGENT UPON SHAREHOLDER APPROVAL. This Plan was adopted subject to the approval of the shareholders of AIG at AIG's 2006 Annual Meeting in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4). If this Plan is not so approved by the AIG shareholders, no Incentive Award Amounts will be payable hereunder.

      C. EFFECT ON OTHER PLANS. If this Plan is not approved by the AIG shareholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), pursuant to (i) Section 9O of the AIG Senior Partners Plan, the SPUs of any Participant will terminate and no further Weighted-Average SPU Values (each as defined in the Senior Partners Plan) will accrue under such plan for any Participant and (ii) Section 8O of the AIG Partners Plan, the Performance RSUs awarded to any Participant will terminate and no further RSUs (each as defined in the Partners Plan) will accrue under such plan for any Participant.


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